EXHIBIT 15




                     LETTER RE: UNAUDITED FINANCIAL INFORMATION

                               ACKNOWLEDGMENT LETTER

                                    May 10, 1996





The Board of Directors
Witco Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-3, No. 33-45865) and the Post-effective Amendment No. 2 to the Registration Statement (Form S-3, No. 33-58066), each pertaining to the issuance of debentures, the Post-effective Amendment No. 1 to the Registration Statement (Form S-3, No. 33-58120), pertaining to the issuance of common stock, the Registration Statement (Form S-3, No. 33-65203), pertaining to the issuance of notes and debentures, the Posteffective Amendment No. 2 to the Registration Statement (Form S-8, No. 33-10715), Post-effective Amendment No. 1 to the Registration Statements (Form S-8, Nos. 33-30995 and 33-45194), each pertaining to stock option plans of Witco Corporation, the Registration Statement (Form S-8, No. 33-48806), pertaining to an employee benefit plan of Witco
Corporation, and the Registration Statement (Form S-8, No. 33-60755), pertaining to the 1995 Stock Option Plan for Employees of Witco Corporation and its Subsidiaries, of our report dated May 10, 1996 relating to the unaudited condensed consolidated interim financial statements of Witco Corporation and Subsidiary Companies which is included in its Form 10-Q for the quarter ended March 31, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not part of the registration statements prepared or certified by accountants within the meaning of Sections 7 or 11 of the Securities Act of 1933.



                                              /s/  ERNST & YOUNG LLP
                                                   ERNST & YOUNG LLP


Stamford, Connecticut